UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 12, 2012

Ally Financial Inc.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-3754	38-0572512
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Renaissance Center P.O. Box 200 Detroit, Michigan		48265-2000
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 710-4623

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 9, 2012, we reached an agreement in principle with respect to investigations into procedures followed by mortgage servicing companies and banks in connection with mortgage origination and servicing activities and foreclosure home sales and evictions (Settlement). On March 12, 2012, the Settlement was filed as a consent judgment in the U.S. District Court for the District of Columbia.

The Settlement requires a payment by Residential Capital, LLC, one of our mortgage subsidiaries, of approximately $110 million to a trustee, who will then distribute these funds to federal and state governments. In addition, we are obligated to provide $200 million towards borrower relief, subject to possible upward adjustment as described below. This obligation for borrower relief will include loan modifications, including principal reductions, rate modifications, and refinancing for borrowers that meet certain requirements, and participation in certain other programs. Generally, if certain basic criteria are met, borrowers that are either delinquent or at imminent risk of default and owe more on their mortgages than their homes are worth could be eligible for principal reductions, and borrowers that are current on their mortgages but who owe more on their mortgage than their homes are worth could be eligible for refinancing opportunities. Further, we have agreed to solicit all borrowers that are eligible for rate and principal modifications as of March 1, 2012. We are committed to provide loan modifications to all borrowers who accept a modification offer within three months of the solicitation. We have also agreed to provide loan modifications to borrowers who accept a modification offer within six months of the solicitation, unless and until total borrower relief provided exceeds $250 million.

The Settlement provides incentives for borrower relief that is provided within the first twelve months, and all obligations must be met within three years from the date the consent judgment is filed. In addition to the foregoing, we will be required to implement new servicing standards relating to matters such as foreclosure and bankruptcy information and documentation, oversight, loss mitigation, limitations on fees, and related procedural matters. Compliance with these obligations will be overseen by an independent monitor, who will have authority to impose additional penalties and fines if we fail to meet established timelines or fail to implement required servicing standards.

The Settlement generally resolves potential claims arising out of origination and servicing activities and foreclosure matters, subject to certain exceptions. The Settlement does not prevent state and federal authorities from pursuing criminal enforcement actions, securities-related claims (including actions related to securitization activities and Mortgage Electronic Registration Systems, or MERS), loan origination claims, certain claims brought by the Federal Deposit Insurance Corporation and the Government-sponsored Enterprises, and certain other matters. The Settlement also does not prevent claims that may be brought by individual borrowers.

Refer to Exhibit 10.1 for further information.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
10.1	Consent Judgment, dated March 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ally Financial Inc. (Registrant)

Date: March 14, 2012	By:	/s/ David J. DeBrunner
		Name:	David J. DeBrunner
		Title:	Vice President, Chief Accounting Officer and Controller

EXHIBIT INDEX

Exhibit No.	Description
10.1	Consent Judgment, dated March 12, 2012.